EXHIBIT 5.1

October 15, 1999

Cirrus Logic, Inc.
3100 West Warren Avenue
Fremont, California 94538

RE:     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about
October 15, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 900,000 shares of your Common Stock (the "Shares"), reserved for issuance under the 1989 Amended Employee Stock Purchase Plan (the "Plan"). As your legal legal counsel we examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Shares under the Plan.

It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements which accompany each option grant under the Plan, the Shares will be legally and validly issued, fully paid, and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                            Very truly yours,

                            /s/WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation